Exhibit 99.2

Bruker BioSpin Group

Combined Financial Statements

December 31, 2007 and 2006 and for the
three years ended December 31, 2007

Contents

Report of Independent Auditors	1

Combined Financial Statements

Combined Balance Sheets	2
Combined Statements of Income	3
Combined Statements of Shareholders’ Equity	4
Combined Statements of Cash Flows	5
Notes to Combined Financial Statements	6

Report of Independent Auditors

The Shareholders

Bruker BioSpin Group

We have audited the accompanying combined balance sheets as of December 31, 2007 and 2006, of the companies listed in Note 1, and the related combined statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the companies’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 2007 and 2006, of the companies listed in Note 1, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the combined financial statements, effective January 1, 2007, the companies adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Also, as discussed in Note 17 to the combined financial statements, in 2006 the companies adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R).

                                                                                                                                                /s/ Ernst & Young LLP

Boston, Massachusetts

April 7, 2008

Bruker BioSpin Group

Combined Balance Sheets

(in thousands)

	December 31
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$259,492	$259,094
Short-term investments and restricted cash	12,186	14,448
Trade accounts receivable, net of allowances for doubtful accounts of $4,171 in 2007 and $2,747 in 2006	70,279	68,089
Accounts receivable from affiliated companies	9,260	4,392
Notes receivable from affiliated companies	125	194
Inventories	278,333	276,186
Deferred income taxes	21,466	18,517
Other current assets	11,531	11,909
Total current assets	662,672	652,829

Property, plant and equipment, net	104,488	100,093
Deferred income taxes	4,252	3,174
Intangible assets	2,128	2,678
Long-term restricted cash	394	304
Long-term taxes receivable	2,643	2,606
Other assets	6,050	985
Total assets	$782,627	$762,669

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$179	$—
Current portion of long-term debt	2,951	5,333
Current portion of capital lease obligation	745	665
Trade accounts payable	19,709	23,305
Accounts payable to affiliated companies	7,301	8,747
Accrued expenses and other liabilities	87,378	50,101
Customer deposits	177,610	190,276
Deferred revenue	15,797	17,346
Deferred income taxes	1,924	22,113
Income taxes payable	11,736	6,759
Total current liabilities	325,330	324,645

Deferred revenue	30,348	27,153
Long-term debt	—	4,132
Long-term capital lease obligation	2,211	2,672
Other liabilities	15,866	13,657
Deferred income taxes	24,565	4,675

Shareholders’ equity:
Common shares, $0.01 par value, authorized 20,000 shares, issued and outstanding 8,869 shares	89	89
Share capital	22,492	22,492
Additional paid-in capital	8,781	8,781
Accumulated other comprehensive income	110,626	68,832
Retained earnings	242,319	285,541
Total shareholders’ equity	384,307	385,735
Total liabilities and shareholders’ equity	$782,627	$762,669

 See accompanying notes.

Bruker BioSpin Group

Combined Statements of Income

(in thousands)

	Years Ended December 31
	2007	2006	2005

Revenue:
Magnetic resonance products	$442,062	$393,041	$386,340
Service revenue	50,866	37,943	36,370
Non-core products	27,551	12,724	16,172
Other revenue	2,921	3,246	6,353
Total revenue	523,400	446,954	445,235

Costs and operating expenses:
Cost of product revenue	273,909	223,979	230,651
Cost of service revenue	31,283	23,335	22,368
Marketing and selling	50,800	47,386	45,176
Research and development	52,285	52,652	55,180
General and administrative	25,542	22,871	23,795
Acquisition charges	2,748	—	—
Special credit	—	—	(25,754)
Total costs and operating expenses	436,567	370,223	351,416

Operating income	86,833	76,731	93,819

Interest income, net	8,566	5,543	2,391
Other (expense) income, net	(1,461)	(4,585)	5,612
Income before income taxes	93,938	77,689	101,822

Provision for income taxes	27,195	21,115	26,596
Net income	$66,743	$56,574	$75,226

 See accompanying notes.

Bruker BioSpin Group

Combined Statements of Shareholders’ Equity

(in thousands)

				Accumulated
	Common		Additional	Other		Total
	Shares,	Share	Paid-in	Comprehensive	Retained	Shareholders’
	Par Value	Capital	Capital	Income	Earnings	Equity

Combined balance as of January 1, 2005	$89	$22,492	$8,781	$90,905	$216,899	$339,166

Dividends declared					(33,640)	(33,640)
Comprehensive income:
Unrealized gains on available-for-sale securities				113		113
Minimum pension liability adjustment				(414)		(414)
Foreign currency translation adjustment				(45,291)		(45,291)
Net income					75,226	75,226
Total comprehensive income						29,634
Combined balance as of December 31, 2005	89	22,492	8,781	45,313	258,485	335,160

Dividends declared					(29,518)	(29,518)
Effect of SFAS No. 158 adoption, net of tax provision of $1,950				(7,574)		(7,574)
Comprehensive income:
Unrealized gains on available-for-sale securities				202		202
Reversal of SFAS No. 87 minimum pension liability, net of tax provision of $133				(61)		(61)
Foreign currency translation adjustment				30,952		30,952
Net income					56,574	56,574
Total comprehensive income						87,667
Combined balance as of December 31, 2006	89	22,492	8,781	68,832	285,541	385,735

Dividends declared					(108,754)	(108,754)
Effect of adoption of FIN 48					(1,211)	(1,211)
Comprehensive income:
Unrealized gains on available-for-sale securities				495		495
Foreign currency translation adjustment				36,907		36,907
Pension plan, net of tax benefit of $1,087				4,392		4,392
Net income					66,743	66,743
Total comprehensive income						108,537
Combined balance as of December 31, 2007	$89	$22,492	$8,781	$110,626	$242,319	$384,307

See accompanying notes.

Bruker BioSpin Group

Combined Statements of Cash Flows

(in thousands)

	Years Ended December 31
	2007	2006	2005

Operating activities
Net income	$66,743	$56,574	$75,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,261	14,897	14,687
Writedown of inventory to net realizable value	12,240	12,340	12,319
Deferred income taxes	885	4,052	(11,623)
Provision for loss on contracts	(1,286)	1,441	290
Net gain on property and equipment sales	(926)	(78)	(73)
Special credit	—	—	(25,754)
Change in net unrealized gains on available-for-sale securities	(495)	(202)	(113)
Net changes in fair value of derivative assets	15	271	1,563
Changes in operating assets and liabilities:
Accounts receivable	(1,542)	7,357	(1,145)
Inventories	10,164	(15,233)	(9,280)
Other assets	719	(499)	4,914
Accounts payable	(7,367)	4,337	(7,884)
Accrued expenses and other liabilities	28,824	(30,528)	29,839
Deferred revenue	(2,346)	3,614	1,124
Restricted cash	790	2,449	(723)
Customer deposits	(21,699)	(15,736)	15,335
Net cash provided by operating activities	99,980	45,056	98,702

Investing activities
Purchases of property and equipment	(12,204)	(13,380)	(14,600)
Proceeds from property and equipment sales	2,929	1,674	2,329
Collection on (disbursement on) notes from affiliated companies	(57)	(178)	2,414
Collection on (disbursement on) notes from third parties	(182)	—	—
Net proceeds (purchase) of short-term investments	2,784	(3,497)	2,056
Payments related to acquisition of Shapemetal	—	(1,643)	—
Net cash used in investing activities	(6,730)	(17,024)	(7,801)

Financing activities
Net repayments on short-term borrowings	(2,530)	(1,337)	(856)
Repayments of long-term debt and capital lease obligation	(5,155)	(9,493)	(14,087)
Payment of dividends	(108,754)	(29,518)	(33,640)
Net cash used in financing activities	(116,439)	(40,348)	(48,583)

Effects of exchange rate changes	23,587	22,628	(31,294)
Net increase in cash and cash equivalents	398	10,312	11,024

Cash and cash equivalents at beginning of year	259,094	248,782	237,758
Cash and cash equivalents at end of year	$259,492	$259,094	$248,782

Supplemental cash flow information
Cash paid for interest	$1,300	$1,121	$1,671
Cash paid for taxes	21,927	43,259	15,705

 See accompanying notes.

Bruker BioSpin Group

Notes to Combined Financial Statements

December 31, 2007

(Dollar amounts in thousands)

1. Description of Business and Basis of Presentation

These financial statements present the combined financial position of Bruker BioSpin Inc., Bruker Physik AG, Techneon AG, Bruker BioSpin Invest AG and all of their wholly owned subsidiaries (the Bruker BioSpin Group or the Group). These companies represent companies under the control of common shareholders. All significant inter-group accounts and transactions have been eliminated in the combined financial statements. The combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

The Bruker BioSpin Group designs, manufactures and distributes enabling life science tools based on its core technology, magnetic resonance. The Group’s core technology platforms are Nuclear Magnetic Resonance (NMR), Electro Paramagnetic Resonance (EPR), Magnetic Resonance Imaging (MRI), bench-top NMR and EPR, as well as advanced magnet technology and power supplies. The Group’s NMR division is a worldwide leader in NMR spectroscopy, with design, manufacturing and application centers in Europe, North America and Japan, as well as application and customer support facilities in most industrialized and developing countries. The Group also sells and services non-core products that are manufactured by non-combined affiliated entities. The Group’s diverse customer base includes pharmaceutical companies, biotechnology companies, academic institutions and government agencies.

Effective July 1, 2003, the Group acquired the operations of a superconducting wire manufacturer, European Advanced Superconductors (EAS) GmbH & Co KG in Hanau, Germany. The superconducting wire manufacturer is also a wire supplier to the Group’s magnet manufacturing sites. In March 2004, the Group acquired certain assets of ZFW, Gottingen, through a newly formed Bruker subsidiary, European High Temperature Superconductors (EHTS) GmbH & Co. KG. This entity provides research and development of high temperature superconductors.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

Cash and Cash Equivalents

The Group considers all highly liquid investments with original maturities of 90 days or less at date of purchase to be cash equivalents. Certain of these investments represent deposits which are not insured by the FDIC or any other United States government agency. Cash and cash equivalents are carried at cost, which approximates fair market value.

Restricted Cash

At December 31, 2007 and 2006, the Group had $3,443 and $4,095, respectively, that was subject to restrictions in connection with advance deposits made by customers and bank performance-bid bonds. According to the terms of the various agreements, $3,049 of these funds will be released from restrictions within one year. The remaining $394 will be released at the discretion of certain government agencies and is designated as a long-term asset in the accompanying combined balance sheet at December 31, 2007.

Short-Term Investments

The Group accounts for its short-term investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Group’s investments consist of money market funds that are considered to be available-for-sale and bond instruments that are considered to be trading securities at December 31, 2007 and 2006. The available-for-sale securities are reported at fair value, with unrealized gains and losses, net of tax, included as a separate component of comprehensive income. The value of these securities, as of December 31, 2007 and 2006, were $8,326 and $7,233, respectively. Unrealized gains associated with the available-for-sale securities were $495, $202, and $113 for the years ended December 31, 2007, 2006, and 2005 respectively. The bond instruments valued at $811 and $3,424

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies (continued)

for the years ended December 31, 2007 and 2006 have maturity dates of September 2007 and February 2008. The unrealized gains from trading securities are recorded in other income.

Decreases in market values of individual securities below cost for a duration of six to nine months are deemed indicative of other than temporary impairment. Other than temporary impairments are recorded by writing down the carrying amount of the investments to market value through other income (expense). For the years ended December 31, 2007, 2006 and 2005, there were no impairment charges.

Concentration of Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade receivables. The risk with respect to cash equivalents and short-term investments is minimized by the Group’s policy of investing with high-quality financial institutions and monitoring the amount of credit exposure to any one financial institution. The risk with respect to trade receivables is minimized by the creditworthiness and diversity of the Group’s customer base. Management performs periodic credit evaluations of its customers’ financial condition, and generally requires an advanced deposit for a portion of the purchase price. The Group maintains allowances for potential credit losses, which have been within management’s expectations. For the years ended December 31, 2007, 2006, and 2005, no sales to or receivables from any single customer exceeded 10% of Bruker BioSpin Group’s revenue or accounts receivables.

Inventories

Components of inventory include raw materials, work-in-process, demonstration units and finished goods. Demonstration units include units which are located in the Group’s demonstration laboratories and at potential customer sites and are considered available for sale. Finished goods include in-transit systems that have been shipped to the Group’s customers, but not yet installed and accepted by the customer. All inventories are stated at the lower of cost or market, cost determined principally by the first-in, first-out (“FIFO”) method. The Group reduces the carrying value of its inventories for differences between the cost and estimated net realizable value taking into consideration usage in the preceding twelve months, expected demand, technological obsolescence and other information including the physical condition of demonstration and in-transit inventories.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies (continued)

The Group records a charge to cost of product revenue for the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement and warehousing of inventories, such as inbound freight charges and purchasing and receiving costs, are included in the cost of product revenue line item within the statements of income.

Software Costs

Purchased software is capitalized and amortized over the estimated useful life, generally three years. Costs incurred developing software for use in the Group’s products are expensed as incurred and classified as research and development expense.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized, while expenditures for maintenance, repairs, and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the statements of income. Depreciable assets are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Machinery and equipment	5—7 years
Furniture and equipment	3—5 years
Leasehold improvements	Lesser of 15 years or the lease term
Buildings	25—39 years

Intangible Assets

Intangible assets with a finite useful life are amortized on a straight-line basis over their estimated useful lives. Refer to Note 4 for further discussion.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Group reviews long-lived assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the quoted market price, if available, or the estimated undiscounted operating cash flows generated by those assets are less than the assets’ carrying value. Impairment losses are charged to the statement of income for the difference between the fair value and carrying value of the asset. No impairment losses were recorded on long-lived assets during the years ended December 31, 2007, 2006 or 2005.

Warranty Costs

The Group typically provides a one to two-year parts and labor warranty with the purchase of equipment. The anticipated cost for this warranty is accrued upon recognition of the sale and is included as a liability on the accompanying combined balance sheets.

Changes to the product warranty liability during the years ended 2007 and 2006 are as follows:

Balance at December 31, 2005	$10,081
Warranties issued	10,984
Settlements made	(11,957)
Foreign currency impact	886
Balance at December 31, 2006	9,994
Warranties issued	13,067
Settlements made	(11,271)
Foreign currency impact	1,397
Balance at December 31, 2007	$13,187

Warranties expected to be settled within one year	13,088
Warranties expected to be settled beyond one year	99
Total warranties	13,187

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies (continued)

Customer Deposits

Under the terms and conditions of its contracts, the Group often requires an advance deposit for a portion of the purchase price of its products. These deposits are recorded as a liability until the associated revenue is recognized upon acceptance of the system.

Fair Value of Financial Instruments

The Group’s financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable, short-term borrowings, accounts payable, long-term debt, amounts due to and from affiliated entities, notes receivable from affiliated entities and derivative instruments. The carrying value of the Group’s cash and cash equivalents, short-term investments, accounts receivable, short-term borrowings, accounts payable and amounts due to and from affiliated entities approximate fair value due to their short-term nature. The carrying values of the notes receivable from affiliated entities and long-term debt approximate fair value, estimated using interest rates available to the Group for similar items.

Foreign Currency Translation and Transactions

In accordance with SFAS No. 52, Foreign Currency Translation, all balance sheet items of foreign subsidiaries are translated into United States dollars at the current exchange rate at the balance sheet date. Results of operations of foreign subsidiaries are translated at the average exchange rate prevailing throughout the year. Resulting translation adjustments are made directly to shareholders’ equity and are included in accumulated other comprehensive income.

Gains and losses resulting from the settlement of transactions denominated in currencies other then the functional currency of the operating entity are recorded in other income (expenses).

Shipping and Handling Costs

The Group records costs incurred in connection with shipping and handling products as marketing and selling expenses. Amounts billed to customers in connection with these costs are included in product revenue. Shipping and handling costs approximated $5,343, $4,968, and $5,132 in the years ended December 31, 2007, 2006 and 2005, respectively.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies (continued)

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses included in marketing and selling expenses approximated $2,664, $2,477, and $1,889 for the years ended December 31, 2007, 2006 and 2005, respectively.

Revenue Recognition

The Group recognizes revenue from system sales when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss has been transferred to the customer and collectibility of the resulting receivable is reasonably assured. Title and risk of loss is generally transferred to the customer upon receipt of a signed customer acceptance for a system that has been shipped, installed, and for which the customer has been trained. As a result, the timing of customer acceptance or readiness could cause the Group’s reported revenues to differ materially from expectations. When products are sold through an independent distributor, a strategic distribution partner or an unconsolidated affiliated distributor, which assumes responsibility for installation, the Group recognizes the system as revenue when the product has been shipped and title and risk of loss has been transferred. The Group’s distributors do not have price protection rights or rights to return; however, the Group’s products are warranted to be free from defects for a period of one to two years. Revenue is deferred until cash is received when a significant portion of the fee is due over one year after delivery, installation and acceptance of the system. For arrangements with multiple elements, the Group recognizes revenue for each element based on the fair value of the element provided when all other criteria for revenue recognition have been met. The fair value for each element provided in multiple element arrangements is typically determined by referencing historical pricing policies when the element is sold separately. Changes in the Group’s ability to establish the fair value for each element in multiple element arrangements could affect the timing of revenue recognition.

Revenue from the sale of accessories and parts is recognized upon shipment and service revenue is recognized as the services are performed.

Other revenues are comprised of research grants and licensing agreements. Grant revenue is recognized as work is performed. Licensing revenue is recognized ratably over the term of the related contract.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies (continued)

Research and Development

Research and development costs are expensed as incurred.

Income Taxes

The Group accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 requires the asset and liability approach to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return. The Group records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.

On January 1, 2007, the Group adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN No. 48”). Among other things, FIN No. 48 provides guidance to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold which an income tax position is required to meet before being recognized in the financial statements. In addition, FIN No. 48 requires expanded annual disclosures, including a rollforward of the beginning and ending aggregate unrecognized tax benefits as well as specific detail related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within twelve months. In connection with the adoption of FIN No. 48, the Group recorded a reduction to retained earnings of $1.2 million. The Group has unrecognized tax benefits of approximately $15.0 million as of January 1, 2007, of which $6.8 million, if recognized, would result in a reduction of the Group’s effective tax rate.

Contingencies

The Group is subject to proceedings, lawsuits and other claims related to patents, products and other matters. Management assesses the likelihood of any adverse judgments or outcomes of these matters, as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies (continued)

Derivative Instruments

The Group manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. The Group periodically enters into forward currency exchange contracts and options to hedge its exposure for product sales recorded in EURO (€) currency to be redeemed in U.S. Dollars. The Group accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded each period in current operations or in shareholders’ equity as other comprehensive income depending upon whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

The Group periodically enters into purchase and sales contracts denominated in currencies other than the functional currency of the parties to the transaction. In accordance with SFAS 133, the Group accounts for these transactions separately valuing the “embedded derivative” component of these contracts. The derivative component is marked to market in the combined balance sheet with subsequent changes in the fair value recorded in earnings.

Recent Accounting Developments

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. Statements 141R and 160 are effective for fiscal years beginning after December 15, 2008. Early adoption is not permitted. The Group is currently evaluating the impact, if any, these statements will have on its consolidated financial statements.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies (continued)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities, Including an amendment of FASB Statement No. 115, (“SFAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective as of the beginning of fiscal 2008. The Group is currently assessing the effect, if any, that the adoption of SFAS 159 will have on its results of operations and financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 provides a common fair value hierarchy for companies to follow in determining fair value measurements in the preparation of financial statements and expands disclosure requirements relating to how such fair value measurements were developed. SFAS 157 clarifies the principle that fair value should be based on the assumptions that the marketplace would use when pricing an asset or liability, rather than company-specific data. This Statement is effective for fiscal years beginning after November 15, 2007. However, on February 12, 2008, the FASB issued Staff Position 157-2 which delays the effective date of Statement 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. For items within its scope, this Staff Position defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008. The Group is currently assessing the impact that the adoption of SFAS 157 will have on its results of operations and financial position.

Reclassifications

Certain amounts in 2006 have been reclassified to conform to 2007 presentation. Such reclassifications had no effect on previously reported net income or shareholders’ equity.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

3. Acquisitions

The acquisitions below were accounted for as purchases in accordance with SFAS No. 141, Business Combinations. Under SFAS No. 141, the total consideration for the business acquisitions was first allocated to the assets acquired and liabilities assumed based on their respective fair values.

The Group acquired the superconducting wire business unit of Morgan Crucible on July 1, 2003. The transaction was to facilitate more efficient production and decrease inventory costs as the acquired business unit manufactures a primary component of the Group’s magnetic resonance systems. The terms of the acquisition called for earn-out payments based on future net revenues through 2011 to a maximum payment of €48.0 million (approximately $70.7 million at December 31, 2007). Earn-out payments of approximately $64, $5, and $5 were made for sales during the periods ended December 31, 2007, 2006, and 2005, respectively.

In March 2004, the Group acquired certain assets of ZFW, Gottingen, for an initial cash payment of approximately €350 (approximately $437 at March 1, 2004) and earn-out payments of up to €1,200 (approximately $1.78 million at December 31, 2007) for sales between 2007 and 2014. The entire purchase price of $437 represented the fair value of the patents and fixed assets acquired. The business acquired provides research and development for high temperature superconductors.

The Group entered into a Technology Transfer and Asset Purchase Agreement in December 2006 with ShapeMetal Innovation B.V., a former supplier, for a purchase price of €1,500 due in three equal installments of €500. The Group had a pre-existing relationship with ShapeMetal. The initial cash payment of €500 (approximately $660 at December 1, 2006) and milestone payments of €1,000 (approximately $1.47 million at December 31, 2007) represented the fair value of the know how and equipment acquired. The allocation of the purchase price was made based upon management estimates. The equipment, with an approximate fair value of €175, and know how, with an approximate fair value of €1,325, were acquired for the manufacturing of powder and powder in tube conductors.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

4. Intangible Assets

The following is a summary of intangible assets subject to amortization as of December 31:

	2007					2006
	Useful Lives In Years	Gross Carrying Amount	Accumulated Amortization	FX effects	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	FX effects	Net Carrying Amount

Patents	3	$219	$(195)	$(24)	—	$198	$(178)	$(9)	$11
Know How	4	3,737	(3,209)	(484)	$44	3,378	(2,725)	(204)	449
Patents	5	200	(157)	(23)	20	181	(121)	(6)	54
Patents	7	954	(542)	(71)	341	862	(411)	(20)	431
Know How	10	1,933	(181)	(29)	1,723	1,748	(14)	(1)	1,733
Total amortizable intangible assets		$7,043	$(4,284)	$(631)	$2,128	$6,367	$(3,449)	$(240)	$2,678

Amortization expense related to intangible assets was $835, $1,028, and $912 for the years ended December 31, 2007, 2006 and 2005, respectively.

Estimated future amortization expense related to other intangible assets at December 31, 2007 is as follows:

Year ending:
2008	$393
2009	330
2010	261
2011	193
2012	193
Thereafter	758
Total	$2,128

5. Derivative Instruments and Hedging Activities

The Group had various unsettled contracts outstanding related to the purchase and delivery of certain products. The contracts, denominated in currencies other than the functional currency of the transacting parties, amounted to $15,221 for the delivery of products and $1,819 for the purchase of products. The comparable amounts as of December 31, 2006 were $22,504 and $122. The related net fair value recorded in accrued expenses and other liabilities was $350 and $282 as of December 31, 2007 and 2006, respectively.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

6. Inventories

The components of inventory at December 31, 2007 and 2006 were as follows:

	2007	2006

Raw material	$62,807	$52,391
Work in process	87,325	78,470
Demonstration units	17,394	20,185
Finished goods	110,807	125,140
Total inventory	$278,333	$276,186

Demonstration units include systems located in the Group’s demonstration laboratories and at potential customer sites and are considered available for sale. Amortization expense for demonstration equipment was $12,240, $12,340, and $12,319 for the years ended December 31, 2007, 2006 and 2005, respectively, and is included in cost of product revenue. Finished goods include in-transit systems that have been shipped to the Group’s customers, but not yet installed and accepted by the customers. As of December 31, 2007 and 2006, inventory-in-transit was $59,549 and $81,369, respectively.

7. Property, Plant and Equipment

Property, plant and equipment, and related accumulated depreciation at December 31, 2007 and 2006, consisted of the following:

	2007	2006

Land	$15,014	$13,506
Furniture and equipment	136,352	120,549
Buildings	84,777	78,259
Leasehold improvements	21,019	20,026
	257,162	232,340
Less accumulated depreciation	(152,674)	(132,247)
Property, plant and equipment, net	$104,488	$100,093

Depreciation expense, which includes the amortization of leasehold improvements, for the years ended December 31, 2007, 2006 and 2005 approximated $14,426, $13,869, and $13,775, respectively.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

8. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities at December 31, 2007 and 2006 consist of the following:

	2007	2006

Accrued compensation	$24,808	$20,725
Accrued warranty	13,088	9,879
Embedded derivative liabilities	328	282
Provision for loss on contracts	599	1,809
Withholding tax on dividends	23,416	—
Accrued expenses and other	25,139	17,406
Total accrued expenses and other current liabilities	$87,378	$50,101

9. Other (Expense) Income, Net

Other (expense) income at December 31, 2007, 2006 and 2005 consists of the following:

	2007	2006	2005
Exchange gains (losses) on foreign currency transactions	$(1,829)	$(6,795)	$10,193
Appreciation (depreciation) of the fair value of derivative financial instruments	(16)	2,094	(5,409)
Rental income	277	90	139
Net gain on sale of property and equipment	883	22	73
Other	(776)	4	616
Other (expense) income, net	$(1,461)	$(4,585)	$5,612

10. Income Taxes

The domestic and foreign components of income (loss) before income taxes are as follows for the years ended December 31:

	2007	2006	2005

Domestic	$4,449	$3,202	$1,200
Foreign	89,489	74,487	100,622
Total	$93,938	$77,689	$101,822

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

10. Income Taxes (continued)

The components of the income tax provision (benefit) are as follows for the years ended December 31:

	2007	2006	2005
Current income tax expense:
Federal	$3,126	$607	$1,110
State	260	253	205
Foreign	22,894	16,093	36,936
Total current income tax expense	26,280	16,953	38,251

Deferred income tax (benefit) expense:
Federal	(1,180)	135	(733)
State	(482)	41	(211)
Foreign	2,577	3,986	(10,711)
Total deferred	915	4,162	(11,655)
Income tax provision	$27,195	$21,115	$26,596

A reconciliation of the United States federal statutory tax rate to the effective income tax rate is as follows for the years ended December 31:

	2007	2006	2005

Statutory tax rate	35.0%	35.0%	35.0%

Foreign tax rate differential	(2.4)	(5.5)	(9.7)
Foreign dividend withholding taxes	6.2	—	—
Change in tax rates	(6.7)	—	—
Tax contingencies	(1.7)	—	—
Other	(2.4)	(3.9)	(0.2)
Effective tax rate before valuation allowance	28.0	25.6	25.1
Change in valuation allowance for unbenefitted losses	1.0	1.6	1.0
Effective tax rate	29.0%	27.2%	26.1%

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

10. Income Taxes (continued)

The components of the Group’s deferred income taxes at December 31, 2007 and 2006 were as follows:

	2007	2006
Deferred tax assets:
Inventory	$12,277	$7,654
Deferred revenue	1,641	511
Accounts receivable	536	—
Net operating loss carryforwards	2,947	4,885
Warranty reserve	3,466	798
Compensation	618	85
Pension	—	1,016
Gross deferred tax assets	21,485	14,949
Less: valuation allowance	(3,204)	(5,305)
Total deferred tax assets	18,281	9,644

Deferred tax liabilities:
Accrued expenses and other	(18,323)	(13,285)
Excess tax over book depreciation	(265)	(833)
Pension	(451)	—
Accounts receivable	—	(164)
Short-term investments	(13)	(459)
Total deferred tax liabilities	(19,052)	(14,741)
Net deferred tax liability	$(771)	$(5,097)

The valuation allowance was determined in accordance with the provision of SFAS No. 109, which requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. For financial reporting purposes, a valuation allowance at December 31, 2007 and 2006 was recognized to offset deferred tax assets at companies in the Group where uncertainty existed with respect to future realization of deferred tax assets.

As of December 31, 2007, 2006 and 2005, net operating loss carryforwards approximating $16,649, $30,837, and $22,456, respectively, were available to reduce future foreign taxable income. Portions of the net operating loss carryforwards have no expiration dates, and others expire at various dates through the year 2017.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

10. Income Taxes (continued)

On August 14, 2007, the German Business Tax Reform 2008 was signed by the Federal President and the legislative process was finalized on August 17, 2007 with the official publication of the law. This new legislation changes the German Federal Corporate Tax Rate from 25% to 15%. In addition, German Trade Tax is no longer deductible from the Corporate Income Tax. This law change, due to the benefit of revaluing our deferred tax assets and liabilities reduced the Group’s effective income tax rate by 6.8%.

No provision for United States income taxes has been made in the accompanying combined financial statements for foreign entities’ income since they are not subsidiaries of a United States corporation.

The Group has unrecognized tax benefits of approximately $13.2 million as of December 31, 2007, of which $5.3 million, if recognized, would result in a reduction of the Group’s effective tax rate. As of December 31, 2007, the Group does not expect any material changes to unrecognized tax positions within the next twelve months. A tabular reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Gross unrecognized tax benefits at January 1, 2007	$15,035
Gross increases — tax positions in prior period	—
Gross decreases — tax positions in prior period	(852)
Gross increases — current period tax positions	697
Settlements	(1,653)
Lapse of statue of limitations	—
Gross unrecognized tax benefits at December 31, 2007	$13,227

The Group recognizes penalties and interest related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2007, we had approximately $1,159 of accrued interest and penalties related to uncertain tax positions included in the liability on the combined balance sheet, of which $193 was recorded during the twelve months ended December 31, 2007.

The Group considers its significant tax jurisdictions to include Switzerland, France, Germany, and the United States. The tax years 2003 to 2007 are open tax years in our major taxing jurisdictions. The Company files returns in many foreign and state jurisdictions with varying statutes of limitations.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

11. Related-Party Transactions

Bruker BioSciences Corporation, SciTec GmbH and SciTec GmbH & Co. KG are related parties through common ownership with the Group. The Group and its affiliates have entered into a sharing agreement which provides for the sharing of specified intellectual property rights, services, facilities, and other related items.

The Group recognized sales to Bruker Corporation, an affiliate through common shareholders, of approximately $24,023, $21,115, and $17,074 during the years ended December 31, 2007, 2006 and 2005, respectively, and made purchases from Bruker Corporation of approximately $12,379, $11,318, and $13,029 during the years ended December 31, 2007, 2006 and 2005, respectively.

During the years ended December 31, 2007, 2006 and 2005, the Group received net payments of $3,710, $1,136, and $2,613, respectively, from Bruker Corporation for administrative and other services (including office space) provided to those entities in accordance with the terms of the shared services agreements. The amounts paid for services are based on management’s best estimates of the fair value of such services, and were recorded as a reduction of general and administrative expense in the combined financial statements.

The Group rents office space from principal shareholders under multiple leases, which have expiration dates ranging from March 31, 2010 to December 31, 2015. Total rent expense under these leases was $1,095, $1,081, and $1,078 for the years ended 2007, 2006 and 2005, respectively. The Group subleased a portion of office space from an affiliate during 2007, 2006 and 2005. The Group paid $32, $32, and $29, respectively, in rental expense, which included charges for utilities and other occupancy cost.

In November 2007, the Group sold part of an office building to ZeroC-Project GmbH in the amount of $1,137. ZeroC is a wholly owned company of one of the principal shareholders, Isolde Laukien. An independent valuation of the building was performed and the sales price was based on the estimated current market value of the building.

As of December 31, 2007 and 2006, the Group had outstanding notes receivable totaling $125 and $194, respectively, from other affiliated entities.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

12. Financing Arrangements

The Group maintained several revolving lines of credit in 2007 and 2006, totaling $24,549 and $22,850, respectively, among various banks at interest rates ranging between 1.62% and 11.5%. As of December 31, 2007 and 2006, $179 and $0 were outstanding under these revolving lines of credit, respectively. Outstanding balances under these revolving lines of credit are due on demand, with interest payable monthly. The lines of credit are secured by inventory and accounts receivable, and are renewable annually.

13. Long-Term Debt

Long-term debt at December 31, 2007 and 2006 was as follows:

	2007	2006
Euro bank loan for €28.3 million. Semi-annually interest payments, due and payable through June 30, 2008 (maturity), at a rate of 4.07%.	$2,951	$8,147
Euro bank loan for €1 million. Quarterly interest payments, due and payable through December 1, 2009 (maturity), at a rate of EURIBOR plus 30 basis points (approximately 3.94% at December 31, 2006).	—	1,318
	2,951	9,465
Less current portion	2,951	5,333
Total long-term debt	—	$4,132

The above notes payable are secured by certain of the Group’s assets. As of December 31, 2007 and 2006, the Group is in compliance with all debt covenants.

Interest expense for the years ended December 31, 2007, 2006 and 2005 was $515, $847, and $1,473, respectively.

14. Shareholders’ Equity

Common Shares

The Group’s shareholders’ equity includes common shares and additional paid-in capital representing shares in Bruker BioSpin Inc., a company incorporated in the United States. Each share is entitled to one vote.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

14. Shareholders’ Equity (continued)

Share Capital

The Group’s shareholders’ equity includes non-par share capital of Bruker BioSpin Invest AG, a Swiss non-stock company, Bruker Physik AG, a German stock company and Techneon AG, a Swiss stock company. Share capital of the individual companies was as follows at both December 31, 2007 and 2006:

Bruker BioSpin Invest AG	$10,011
Bruker Physik AG	7,475
Techneon AG	5,006
$22,492

Dividends

Dividends from German and Swiss stock companies may only be declared and paid from retained earnings (after deduction of certain reserves) shown in the companies’ statutory financial statements. Retained earnings shown in the individual companies’ statutory financial statements differ from that shown in the U.S. GAAP financial statements as a result of different bases of accounting.

In 2007 and 2006, the Board of Directors of Bruker BioSpin Invest AG declared and paid dividends of approximately $103,754 and $28,956, respectively. In 2007 and 2006, the Board of Directors of Bruker BioSpin Inc. declared and paid dividends of $5,000 and $0, respectively. In 2006, the Board of Directors of Bruker Physik AG declared and paid dividends of approximately $562.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

15. Segment and Geographic Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in annual financial statements of public business enterprises. It also establishes standards for related disclosures about products and service, geographic areas and major customers. The Group evaluated its business activities that are regularly reviewed by the Group’s management, for which discrete financial information is available. As a result of this evaluation, the Group determined that it has two reportable operating segments: analytical instruments and superconducting wire. The analytical instruments business manufactures and distributes enabling life science tools based on its core technology, magnetic resonance. The superconducting wire business manufactures and distributes magnetic wire that is used in the manufacturing of these enabling life science tools.

Total revenue, cost of product revenue, operating income (loss), interest (expense) income, provision for income taxes, and depreciation and amortization for analytical instruments, superconducting wire and the combined group are as follows:

	December 31
	2007	2006	2005
Total revenue:
Analytical instruments	$491,637	$417,665	$400,553
Superconducting wire	31,763	29,289	44,682
Combined	$523,400	$446,954	$445,235

Cost of product and service revenue:
Analytical instruments	$274,870	$218,547	$207,007
Superconducting wire	30,322	28,767	46,012
Combined	$305,192	$247,314	$253,019

Operating income (loss), net:
Analytical instruments	$94,291	$85,348	$106,849
Superconducting wire	(7,458)	(8,617)	(13,030)
Combined	$86,833	$76,731	$93,819

Interest (expense) income, net:
Analytical instruments	$8,957	$6,140	$3,770
Superconducting wire	(391)	(597)	(1,379)
Combined	$8,566	$5,543	$2,391

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

15. Segment and Geographic Information (continued)

	December 31
	2007	2006	2005
Provision (benefit) for income taxes:
Analytical instruments	$27,250	$21,370	$26,438
Superconducting wire	(55)	(255)	158
Combined	$27,195	$21,115	$26,596

Depreciation and amortization:
Analytical instruments	$12,779	$12,085	$12,048
Superconducting wire	2,482	2,812	2,639
Combined	$15,261	$14,897	$14,687

Assets for analytical instruments, superconducting wire and the combined group are provided below:

	December 31
	2007	2006
Property, plant and equipment, net:
Analytical instruments	$96,894	$93,890
Superconducting wire	7,594	6,203
Combined	$104,488	$100,093

Capital expenditures:
Analytical instruments	$9,668	$11,884
Superconducting wire	2,536	1,496
Combined	$12,204	$13,380

Net deferred income tax liability:
Analytical instruments	$(722)	$(5,097)
Superconducting wire	(49)	—
Combined	$(771)	$(5,097)

Total assets:
Analytical instruments	$748,355	$728,460
Superconducting wire	34,272	34,209
Combined	$782,627	$762,669

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

15. Segment and Geographic Information (continued)

Net income of companies in the Group outside of the United States was $64,211, $54,485, and $74,985 for the years ended December 31, 2007, 2006 and 2005, respectively.

Information concerning principal geographic areas in which the Group operates is as follows:

	2007	2006	2005
Total revenue:
Europe	$333,878	$281,249	$258,585
North America	144,407	106,686	131,916
Asia	40,873	46,551	46,516
Rest of world	4,242	12,468	8,218
	$523,400	$446,954	$445,235

Net revenues are attributed to the geographic area based on the location of the sales office receiving the customer order, and not necessarily the location of the customers.

	December 31
	2007	2006
Long-lived assets (year end):
Europe	$95,370	$91,059
North America	5,108	5,182
Asia	3,301	2,929
Rest of world	709	923
	$104,488	$100,093

Total assets:
Europe	$642,522	$601,108
North America	105,292	118,824
Asia	30,626	35,453
Rest of world	4,187	7,284
	$782,627	$762,669

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

16. Restructuring Charges

During the fiscal years ended December 31, 2006 and 2005, the Group implemented  restructuring programs in order to reduce costs and improve productivity by eliminating redundant positions, streamlining productions and initiating several cost reduction programs in all operating areas. As a result, a $468 and $2,632 charge was recorded in the years ended December 31, 2006 and 2005, respectively. The superconducting wire segment in Germany recorded $468 and $1,843 for the years ended December 31, 2006 and December 31, 2005, respectively. The analytical instruments segment in the US recorded $0 and $789 for the years ended December 31, 2006 and December 31, 2005, respectively. No restructuring charges were incurred in 2007.

The following table summarizes the restructuring charge activity and the balance of the restructuring accrual as of December 31, 2007.

	Employee Workforce Reductions	Inventory	Professional and Facility Related Fees	Total

Balance as of December 31, 2005	$1,697	—	$(1)	$1,696
New charges	468	—	—	468
Cash payments	(2,024)	—	—	(2,024)
Currency effects	15	—	—	15
Balance as of December 31, 2006	156	—	(1)	155
New charges	—	—	—	—
Cash payments	(156)	—	—	(156)
Currency effects	—	—	1	1
Balance as of December 31, 2007	—	—	—	—

17. Employee Retirement Plans

Defined Benefit Plans

Substantially all of the Group’s employees in Switzerland, France and Japan, as well as certain employees in Germany, are covered by Group-sponsored defined benefit pension plans. Retirement benefits earned are generally based on years of service and compensation during active employment. Eligibility is generally determined in accordance with local statutory requirements. However, the level of benefits and terms of vesting may vary among plans.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

17. Employee Retirement Plans (continued)

The Group adopted SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R) on December 31, 2006. This Statement requires an employer to recognize the over-funded or under-funded status of defined benefit pension and other postretirement defined benefits plans, previously disclosed in the footnotes to the financial statements, as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. In addition, this Statement requires disclosure of the effects of the unrecognized gains or losses, prior service costs and transition asset or obligation on the next fiscal year’s net periodic benefit cost.

The following table illustrates the incremental effect of applying SFAS 158 on individual line items on the Group’s balance sheet as of December 31, 2006.

	Before Application of SFAS 158	Adjustments	After Application of SFAS 158

Other assets	$9,104	$(8,119)	$985
Total assets	770,788	(8,119)	762,669
Accrued expenses and other liabilities	49,741	360	50,101
Other long term liabilities	12,612	1,045	13,657
Deferred income taxes	24,063	(1,950)	22,113
Total liabilities	377,479	(545)	376,934
Accumulated other comprehensive income	76,406	(7,574)	68,832
Total shareholders’ equity	$393,309	$(7,574)	$385,735

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

17. Employee Retirement Plans (continued)

The following table sets forth the funded status and amounts recognized in the combined financial statements for the various Group-sponsored defined benefit plans:

	2007	2006
Change in benefit obligation
Beginning projected benefit obligation	$84,378	$74,093
Service cost	2,588	2,434
Interest cost	2,494	2,168
Plan participant contributions	2,102	1,940
Benefit payments	(1,219)	(1,847)
Actuarial gain	(8,450)	(470)
Impact of foreign currency exchange rate changes	372	6,060
Ending projected benefit obligation	82,265	84,378

Change in plan assets
Fair value at beginning of year	73,277	63,724
Actual return on plan assets	1,109	2,131
Contributions	4,415	4,065
Benefits paid	(930)	(1,779)
Impact of foreign currency exchange rate changes	(75)	5,136
Fair value at end of year	77,796	73,277

Net benefit obligation	$(4,469)	$(11,101)

The following amounts were recognized in the accompanying combined balance sheet for the Group’s defined benefit plans at December 31, 2007 and 2006:

	2007	2006

Non-current assets	$4,672	$—
Current liabilities	(276)	(360)
Non-current liabilities	(8,865)	(10,741)
Net benefit obligation	$(4,469)	$(11,101)

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

17. Employee Retirement Plans (continued)

The following amounts were recognized in accumulated other comprehensive income (loss) in the accompanying combined balance sheet at December 31, 2007 and 2006:

	2007	2006

Minimum pension liability, net of tax provision	$—	$(61)
Net actuarial loss, net of tax provision of $863 for 2007 and $1,950 for 2006	(3,657)	(7,574)
	$(3,657)	$(7,635)

Weighted average assumptions used in the calculation of the pension obligation and determining the net periodic pension cost were:

	2007		2006
	Germany	Others	Germany	Others

Annual discount rate	4.00%	2.20-5.25%	4.00-4.25%	2.20-4.50%
Expected return on plan assets	—	4.25-4.43%	—	3.78-4.25%
Expected rate of salary increases	2.5%	1.50-3.00%	2.50%	1.50-2.50%

To determine the expected long-term rate of return on pension plan assets, the Group considers the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. For the principal pension plans, the Group applies the expected rate of return to a market-related value of assets, which stabilizes variability in assets to which that expected return is applied.

Net Periodic Pension Cost

The components of the Group’s net periodic cost are as follows:

	2007	2006	2005
Components of net periodic pension cost
Service cost	$2,588	$2,434	$4,560
Interest cost	2,494	2,168	2,711
Expected return on plan assets	(2,846)	(2,574)	(2,427)
Amortization of prior service cost and actuarial gains and losses	16	614	442
Net periodic pension cost	$2,252	$2,642	$5,286

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

17. Employee Retirement Plans (continued)

Net Periodic Pension Cost (continued)

At December 31, 2007 and 2006, two of the Group’s defined benefit pension plans have an accumulated benefit obligation of $69,264 and $69,052 and plan asset fair values totaling $77,796 and $73,277, respectively. The remainder of the Group’s plans are unfunded plans with an aggregate accumulated benefit obligation of $8,354 and $8,534 as of December 31, 2007 and 2006, respectively.

As required under SFAS No. 158, the Group’s total defined benefit pension liability includes a pension asset of $4,672 related to a plan in Switzerland (Swiss Plan) and a pension liability of $491 related to a plan in France (French Plan) at December 31, 2007. The funding policy of both the Swiss and French Plans is consistent with the local government and tax requirements. The Swiss and French Plans are not required to be funded pursuant to Swiss government and tax requirements.

Asset Allocations by Asset Category

The Group’s weighted-average pension plan asset allocation at December 31, 2007 and 2006, by asset category, is as follows:

	2007	2006

Debt securities	43%	43%
Equity securities	31	31
Cash	12	12
Property	8	8
Mortgages	6	6
Total	100%	100%

Plan fiduciaries set investment policies and strategies for the trust. Long-term strategic investment objectives include preserving the funded status of the trust and balancing risk and return. The plan fiduciaries oversee the investment allocation process, which includes selecting investment managers, setting long-term strategic targets and monitoring asset allocations. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

The long-term investment strategy is to achieve a rate of return on assets of 4.5% a year. The investment strategy is limited to investing in a maximum of 35% in equity securities and a maximum of 30% in foreign currencies.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

17. Employee Retirement Plans (continued)

The Group expects to contribute approximately $2,160 to its pension plans during 2008.

Estimated Future Benefit Payments

The following benefit payments, which reflect future employee service as appropriate, are expected to be paid. The benefit payments are based on the same assumptions used to measure the Group’s benefit obligation at December 31, 2007.

2008	$1,145
2009	1,582
2010	1,750
2011	2,208
2012	2,468
2013 and beyond	18,661

Other Plans

Employees in certain other countries are covered by defined contribution plans. Generally, contributions are based on a percentage of employees’ salary. Employer contributions charged to operations were approximately $876, $750, and $864 in the years ended December 31, 2007, 2006 and 2005, respectively.

18. Accumulated Other Comprehensive Income

Comprehensive income (loss) includes net earnings and unrealized gains and losses from currency translation, marketable securities available for sale and adjustments to the funded status of pension plans, net of tax attributes. The components of the Group’s comprehensive income (loss) and the effect on earnings for the periods presented are detailed in the accompanying combined statement of shareholders’ equity.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

18. Accumulated Other Comprehensive Income (continued)

The balances of each classification, net of tax attributes, within accumulated other comprehensive income (loss) as of the periods presented are as follows:

	Unrealized	SFAS No. 87	SFAS No.
	Gains on	Minimum	158		Accumulated
	Available	Pension	Pension	Foreign	Other
	For Sale	Liability	Liability	Currency	Comprehensive
	Securities	Adjustment	Adjustment	Translation	Income

Balances at January 1, 2006	$707	$(414)	—	$45,020	$45,313
Adoption of SFAS No. 158		475	$(8,049)	—	(7,574)
Other comprehensive income	202	(61)	—	30,952	31,093
Balances at December 31, 2006	909	—	(8,049)	75,972	68,832
Other comprehensive income	495	—	4,392	36,907	41,794
Balances at December 31, 2007	$1,404	$—	$(3,657)	$112,879	$110,626

19. Commitments and Contingencies

Certain companies within the Group have been parties to litigation alleging patent infringement against patents of their competitors. During 2004, the Group recorded a charge of $28,469 to cover costs associated with loss and related legal fees to the extent such amounts were deemed both probable and estimable. The related accrual for these costs was included in long-term other liabilities in the accompanying combined balance sheet at December 31, 2004. During 2005, a settlement agreement was signed for the Group’s various magnet patent litigation cases, which released the Group from any losses. As a result, the Group reversed this obligation in the amount of $25,754 during 2005. Actual legal expenses incurred were $343 during 2005.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

19. Commitments and Contingencies (continued)

Operating Leases

The Group leases vehicles, office equipment and buildings under agreements expiring on various dates. Future minimum rental commitments under non-cancelable operating leases at December 31, 2007 were as follows:

2008	$2,739
2009	2,243
2010	1,586
2011	1,297
2012	807
Thereafter	117
Total minimum lease payments	$8,789

Rental expense under operating leases were $3,200, $2,195, and $2,821, in the years ended December 31, 2007, 2006, and 2005 respectively.

Capital Leases

The Group leases a building under an agreement that is classified as a capital lease. The cost of the building under capital lease is included in the combined balance sheets as property, plant and equipment and was $5,399 and $4,880 at December 31, 2007 and December 31, 2006, respectively. Accumulated amortization of the leased building at December 31, 2007 and December 31, 2006 was approximately $1,186 and $877, respectively. Amortization of assets under capital lease is included in depreciation expense. The future minimum lease payments required under the capital lease as of December 31, 2007 are as follows:

2008	$746
2009	756
2010	468
2011	266
2012	279
Thereafter	441
Total minimum lease payments	2,956
Less: Current maturities of capital lease obligations	745
Long-term capital lease obligations	$2,211

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

19. Commitments and Contingencies (continued)

License Agreements

The Group has entered into various technology cross-licensing agreements allowing other companies to utilize certain patents and related technologies over periods ranging from 21 to 30 years. Income from these agreements for the years ended December 31, 2007, 2006, and 2005 was $1,775, $2,101, and $2,138, respectively, and is classified as other revenues. The unearned portions of proceeds from these cross-licensing agreements are classified as short-term or long-term deferred revenue depending on when the revenue will be earned. Licensing expense for 2007, 2006, and 2005 was $680, $603, and $756, respectively.

Grants

The Group is the recipient of grants from various European government authorities. The grants were made in connection with the Group’s development of specific magnetic resonance core technology equipment. Amounts received under these grants during 2007, 2006, and 2005 totaled $1,146, $1,093, and $2,614, respectively, and are classified as other revenue. Total expenditures related to these grants in 2007, 2006, and 2005 were $550, $1,698, and $5,120, respectively. Grant-related expenditures are classified in research and development.

Guarantees

The Group maintained bank guarantees of approximately $54,526 and $61,130 for several customers as of December 31, 2007 and 2006, respectively. These arrangements guarantee the refund of advance payments received from customers in the event that the merchandise is not delivered in compliance with the terms of the contract. The sum of the guarantees is reduced by the values of the deliveries upon submission of the shipping documents.

Bruker BioSpin Group

Notes to Combined Financial Statements (continued)

(Dollar amounts in thousands)

20. Subsequent Events

On February 26, 2008, all of the outstanding capital stock of the Group was acquired by Bruker BioSciences Corporation in accordance with the terms of various acquisition agreements dated as of December 2, 2007. The shareholders of the Group received $914.0 million of consideration from Bruker BioSciences Corporation.

In connection with the acquisition, Bruker BioSciences Corporation entered into a five year credit agreement with a syndication of lenders that provided for a revolving credit line with a maximum commitment of $230.0 million and a term facility of $150.0 million. Under this credit facility, the Bruker BioSpin Group borrowed funds totaling $142.5 million. Borrowings under the credit agreement bear interest, at the Group’s option, at either (i) the higher of the prime rate or the federal funds rate plus 0.50%, or (ii) adjusted LIBOR, plus margins ranging from 0.40% to 1.25% and a facility fee ranging from 0.10% to 0.20%.